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                                                                    EXHIBIT 23.2


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Apria Healthcare Group Inc. on Form S-3 of our report dated February 18, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in accounting method as described in Note 1), appearing in the Annual Report on Form 10-K of Apria Healthcare Group Inc. for the year ended December 31, 2002 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California
November 17, 2003